UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported: October 31, 2014)

PDI, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A
300 Interpace Parkway,
Parsippany, NJ 07054
(Address of principal executive offices and zip Code)

(862) 207-7800
Registrant's telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
The Company has entered into an Amended and Restated Employment Separation Agreement (the "Agreement") with our former Chief Financial Officer, Jeffrey E. Smith, amending and restating the Amended and Restated Employment Separation Agreement effective December 31, 2008 (the "Prior Agreement"). Mr. Smith has been appointed our Vice President of Corporate Development, and will assist with the continued development and anticipated expansion of our Interpace Diagnostics, LLC subsidiary. The Agreement contains the following material changes to the terms and conditions of the Prior Agreement: (i) Mr. Smith's ability to terminate his employment due to "a substantial adverse change in his title or responsibilities" and receive his severance and COBRA reimbursement payments has been deleted; (ii) the Company shall provide Mr. Smith with the severance and COBRA reimbursement payments if the Company terminates Smith’s employment for any reason; (iii) the component of Mr. Smith's severance payment, which is measured by the average annual incentive cash compensation, is changed such that the measurement period will be the most recent three years immediately preceding either: (a) the date his employment terminates; or (b) October 20, 2014, whichever results in a greater payment amount; and (iv) Mr. Smith will be entitled to his severance payment in the event of his death or disability and his termination for any reason shall be deemed retirement.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDI, INC.

By: /s/ Graham G. Miao
Graham G. Miao
Chief Financial Officer
Date: November 5, 2014